                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)*



                                  ViaSat, Inc.
                          ____________________________

                                (Name of Issuer)


                                  Common Stock
                          ____________________________

                         (Title of Class of Securities)


                                   92552V-10-0
                          ____________________________

                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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   CUSIP No. 92552V-10-0              13G                Page 2 of 5 Pages
----------------------------                      ------------------------------


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1            NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

             Steven R. Hart
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2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [  ]
                                                                       (b)  [  ]
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3            SEC USE ONLY


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4            CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America
--------------------------------------------------------------------------------
                                    5            SOLE VOTING POWER

            NUMBER OF                            608,329
             SHARES               ----------------------------------------------
          BENEFICIALLY              6            SHARED VOTING POWER
          OWNED BY EACH
            REPORTING                            0
           PERSON WITH            ----------------------------------------------
                                    7            SOLE DISPOSITIVE POWER

                                                 608,329
                                  ----------------------------------------------
                                    8            SHARED DISPOSITIVE POWER

                                                 0
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9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             608,329
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10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                       [  ]

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11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             7.8%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*

             IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT
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Item 1(a).     Name of Issuer:  ViaSat, Inc.


Item 1(b).     Address of Issuer's Principal Executive Offices:
               2290 Cosmos Court, Carlsbad, California 92009


Item 2(a).     Name of Person Filing:  Steven R. Hart


Item 2(b).     Address of Principal Business Office, or, if None, Residence:
               2290 Cosmos Court, Carlsbad, California 92009


Item 2(c).     Citizenship:  United States of America


Item 2(d).     Title of Class of Securities:  Common Stock


Item 2(e).     CUSIP Number:  92552V-10-0


Item 3. If this statement is filed pursuant to Rules 13d-l(b), or 13d-2(b), check whether the person filing is a:


(a)            [  ]   Broker or dealer registered under Section 15 of the Act,


(b)            [  ]   Bank as defined in Section 3(a)(6) of the Act,


(c)            [  ]   Insurance Company as defined in Section 3(a)(19) of the
                      Act,


(d)            [  ]   Investment Company registered under Section 8 of the
                      Investment Company Act,


(e)            [  ]   Investment Adviser registered under Section 203 of the
                      Investment Advisers Act of 1940,


(f)            [  ]   Employee Benefit Plan, Pension Fund which is subject to
                      the provisions of the Employee Retirement Income Security
                      Act of 1974 or Endowment, Fund; see 13d-l(b)(1)(ii)(F),


(g)            [  ]   Parent Holding Company, in accordance with Rule 13d-l(b)
                      (ii)(G); see Item 7,


(h)            [  ]   Group, in accordance with Rule 13d-l(b)(1)(ii)(H).
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Item 4.        Ownership.

               The following information is provided as of December 31, 1997:

(a) Amount beneficially owned: 608,329 (including options to purchase 3,852 shares exercisable within 60 days of December 31, 1997)


(b)            Percent of class:  7.8%


(c)            Number of shares as to which such person has:


               (i)    Sole power to vote or to direct the vote: 608,329


               (ii)   Shared power to vote or to direct the vote: 0


               (iii)  Sole power to dispose or to direct the disposition of:
                      608,329


               (iv)   Shared power to dispose or to direct the disposition of: 0


Item 5.        Ownership of Five Percent or Less of a Class.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


Item 6.        Ownership of More Than Five Percent on Behalf of Another Person.

               Not Applicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Not Applicable


Item 8.        Identification and Classification of Members of the Group.

               Not Applicable


Item 9.        Notice of Dissolution of Group.

               Not Applicable
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Item 10.       Certification.


                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                    SIGNATURE

                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                          February 13, 1998
                                          -------------------------------------
                                          (Date)


                                          By: /s/ STEVEN R. HART
                                          -------------------------------------
                                          (Signature)


                                          Steven R. Hart
                                          -------------------------------------
                                          (Name/Title)